Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-194573 on Form N-2 of our report dated October 26, 2015, relating to the consolidated financial statements and consolidated financial highlights of BlackRock Floating Rate Income Strategies Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2015. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
December 22, 2015